Exhibit 5.1

October 23, 2018

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, NJ 07083

Re:                             Bed Bath & Beyond Inc.

Ladies and Gentlemen:

We are acting as counsel to Bed Bath & Beyond Inc., a New York corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), registering shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to be issued by the Company under the Bed Bath & Beyond Inc. 2018 Incentive Compensation Plan (the “Plan”) upon grant, vesting or exercise of certain stock-based awards pursuant to the Plan.

As such counsel, we have participated in the preparation of the Registration Statement and have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company. We have made such examination of law as we have deemed necessary to express the opinion contained herein.  As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company.  We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Shares will be, when and to the extent issued in accordance with the respective provisions of the Plan and pursuant to awards granted under the Plan (including upon payment of applicable exercise or purchase price for any such award), validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the laws of the State of New York and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Proskauer Rose LLP

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